AXP(R)
     Progressive
            Fund

AXP Progressive Fund seeks to provide shareholders with long-term growth of capital.

The Fund is closed to new investors. Existing shareholders may continue to own shares and make investments.

Prospectus
Nov. 28, 2003

Please note that this Fund:

o  is not a bank deposit

o  is not federally insured

o  is not endorsed by any bank or government agency

o  is not guaranteed to achieve its goal

Like all mutual funds, the Securities and Exchange Commission has not approved or disapproved these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

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(logo)                                                                  (logo)
American                                                                AMERICAN
   Express(R)                                                            EXPRESS
 Funds                                                                  (R)
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Table of Contents

TAKE A CLOSER LOOK AT:

The Fund                                                             3p

Goal                                                                 3p

Principal Investment Strategies                                      3p

Principal Risks                                                      4p

Past Performance                                                     5p

Fees and Expenses                                                    8p

Investment Manager                                                   9p

Other Securities and Investment Strategies                          10p

Buying and Selling Shares                                           10p

Valuing Fund Shares                                                 11p

Investment Options                                                  11p

Purchasing Shares                                                   13p

Transactions Through Third Parties                                  16p

Sales Charges                                                       16p

Exchanging/Selling Shares                                           19p

Distributions and Taxes                                             22p

Financial Highlights                                                24p

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2p   --   AXP PROGRESSIVE FUND   --   2003 PROSPECTUS

The Fund

GOAL

AXP Progressive Fund (the Fund) seeks to provide shareholders with long-term growth of capital. Because any investment involves risk, achieving this goal cannot be guaranteed.

PRINCIPAL INVESTMENT STRATEGIES

The Fund's assets are primarily invested in common stocks, preferred stocks and securities convertible into common stocks that are listed on a nationally recognized securities exchange or traded on the NASDAQ National Market System of the National Association of Securities Dealers. The Fund invests in mid cap companies as well as companies with larger and smaller market capitalizations. The Fund considers mid cap companies to be either those with a market capitalization of up to $10 billion or those whose market capitalization falls within the range of the Russell 3000(R) Value Index. At Sept. 30, 2003, the range of the Index was between $51 million and $243 billion. The market capitalization range and the composition of the Russell 3000 Value Index are subject to change.

American Express Financial Corporation (AEFC) serves as the investment manager to the Fund and is responsible for the Fund's overall administration, distribution and oversight of the subadviser. AEFC has selected an independent asset manager, GAMCO Investors, Inc., which does business under the name Gabelli Asset Management Company (the Subadviser), to subadvise the Fund.

In selecting investments for the Fund, the Subadviser looks for companies which appear underpriced relative to their private market value (PMV). PMV is the value the Subadviser believes informed investors would be willing to pay for a company in an arm's-length transaction, such as an acquisition, based on the company's cash flow, assets, and business prospects. The Subadviser will invest in companies that it believes are selling at a significant discount to their PMV in the public market. In choosing investments, the Subadviser considers factors such as:

o    Price and earnings expectations.

o The Subadviser's assessment of the company's price-to-earnings ratio relative to the price-to-earnings ratios of other companies.

o    Balance sheet characteristics.

o The Subadviser's assessment of the skills and experience of the company's management relative to other well-managed companies.

o Changes in economic and political outlooks as well as individual corporate developments.

The Subadviser will generally sell investments when they lose their perceived value relative to other investments.

Unusual Market Conditions

During unusual market conditions, the Fund may invest more of its assets in money market securities. Although investing in these securities would serve primarily to hedge risk, this type of investment could prevent the Fund from achieving its investment objective. During these times, trading in the Fund's portfolio could be more frequent, which could result in increased fees, expenses, and taxes.

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3p   --   AXP PROGRESSIVE FUND   --   2003 PROSPECTUS

PRINCIPAL RISKS

This Fund is designed for long-term investors with above-average risk tolerance. Please remember that with any mutual fund investment you may lose money. Principal risks associated with an investment in the Fund include:

     Market Risk

     Small and Medium Company Risk

     Management Risk

     Style Risk

     Issuer Risk

Market Risk

The market may drop and you may lose money. Market risk may affect a single issuer, sector of the economy, industry, or the market as a whole. The market value of all securities may move up and down, sometimes rapidly and unpredictably.

Small and Medium Company Risk

Investments in small and medium companies often involve greater risks than investments in larger, more established companies because small and medium companies may lack the management experience, financial resources, product diversification, and competitive strengths of larger companies. In addition, in many instances the securities of small and medium companies are traded only over-the-counter or on regional securities exchanges and the frequency and volume of their trading is substantially less and may be more volatile than is typical of larger companies.

Management Risk

The risk that a strategy or selection method utilized by the investment manager may fail to produce the intended result. When all other factors have been accounted for and the investment manager chooses an investment, there is always the possibility that the choice will be a poor one.

Style Risk

The Fund purchases stocks it believes are undervalued, but have potential for long-term growth. These stocks may trade at a discount to the market. Growth cannot be guaranteed and the markets may not be willing to reevaluate out-of-favor stocks.

Issuer Risk

The risk that an issuer, or the value of its stocks or bonds, will perform poorly. Poor performance may be caused by poor management decisions, competitive pressures, breakthroughs in technology, reliance on suppliers, labor problems or shortages, corporate restructurings, fraudulent disclosures or other factors.

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PAST PERFORMANCE

The following bar chart and table indicate the risks and variability of investing in the Fund by showing:

o how the Fund's performance has varied for each full calendar year shown on the chart below, and

o    how the Fund's average annual total returns compare to recognized indexes.

How the Fund has performed in the past does not indicate how the Fund will perform in the future.

(bar chart)
                              CLASS A PERFORMANCE
                            (based on calendar years)
 30%

 25%                                 +25.26%
                      +22.31%
 20%
                             +19.28%
 15%
      +12.15%
 10%

  5%                                                       +4.98%
              +1.24%
  0%
                                             -1.47% -2.22%
 -5%

-10%
                                                                 -13.81% -13.49%
-15%

       1993    1994    1995   1996    1997    1998   1999   2000   2001   2002

During the period shown in the bar chart, the highest return for a calendar quarter was +18.36% (quarter ending December 2001) and the lowest return for a calendar quarter was -21.35% (quarter ending September 2001).

The 5.75% sales charge applicable to Class A shares of the Fund is not reflected in the bar chart; if reflected, returns would be lower than those shown. The performance of Class B, Class C and Class Y may vary from that shown above because of differences in expenses.

The Fund's Class A year to date return as of Sept. 30, 2003 was +11.89%.

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5p   --   AXP PROGRESSIVE FUND   --   2003 PROSPECTUS

Average Annual Total Returns (as of Dec. 31, 2002)
                                                                                  Since             Since
                                             1 year   5 years     10 years    inception (B&Y)    inception (C)
Progressive:
   Class A
      Return before taxes                    -18.47%   -6.60%      +3.96%           N/A             N/A
      Return after taxes on distributions    -18.47%   -7.79%      +1.73%           N/A             N/A
      Return after taxes on distributions
      and sale of fund shares                -11.34%   -4.99%      +2.52%           N/A             N/A
   Class B
      Return before taxes                    -17.52%   -6.36%        N/A         +2.61%(a)          N/A
   Class C
      Return before taxes                    -14.14%     N/A         N/A            N/A         -11.76%(c)
   Class Y
      Return before taxes                    -13.23%   -5.35%        N/A         +3.56%(a)          N/A
Russell 3000(R)  Value Index                 -15.18%   +1.19%     +10.74%       +10.64%(b)       -3.75%(d)
S&P MidCap 400 Index                         -14.51%   +6.41%     +11.96%       +13.14%(b)       -3.44%(d)
Lipper Multi-Cap Value Funds Index           -17.61%   +0.64%      +8.99%        +8.80%(b)       -3.19%(d)

(a) Inception date was March 20, 1995.

(b) Measurement period started April 1, 1995.

(c) Inception date was June 26, 2000.

(d) Measurement period started July 1, 2000.

Before-Tax Returns

This table shows total returns from hypothetical investments in Class A, Class B, Class C and Class Y shares of the Fund. These returns are compared to the indexes shown for the same periods. The performance of different classes varies because of differences in sales charges and fees. Past performance for Class Y for the periods prior to March 20, 1995 may be calculated based on the performance of Class A, adjusted to reflect differences in sales charges, although not for other differences in expenses.

After-Tax Returns

After-tax returns are shown only for Class A shares. After-tax returns for the other classes will vary. After-tax returns are calculated using the highest historical individual federal marginal income tax rate and do not reflect the impact of state and local taxes. Actual after-tax returns will depend on your tax situation and most likely will differ from the returns shown in the table. If you hold your shares in a tax-deferred account, such as a 401(k) plan or an IRA, the after-tax returns do not apply to you since you will not incur taxes until you begin to withdraw from your account.

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The Return After Taxes on Distributions for a period may be the same as the Return Before Taxes for the same period if there are no distributions or if the distributions are small. The Return After Taxes on Distributions and Sale of Fund Shares for a period may be greater than the Return Before Taxes for the same period if there was a tax loss realized on sale of Fund shares. The benefit of the tax loss (since it can be used to offset other gains) may result in a higher return.

For purposes of this calculation we assumed:

o    the maximum sales charge for Class A shares,

o sales at the end of the period and deduction of the applicable contingent deferred sales charge (CDSC) for Class B shares,

o    no sales charge for Class C shares,

o    no sales charge for Class Y shares, and

o no adjustments for taxes paid by an investor on the reinvested income and capital gains.

Russell 3000(R) Value Index, an unmanaged index, measures the performance of those Russell 3000 Index companies with lower price-to-book ratios and lower forecasted growth values.

Standard & Poor's MidCap 400 Index (S&P MidCap 400 Index), an unmanaged market-weighted index, consists of 400 domestic stocks chosen for market size, liquidity and industry group representation. The index reflects reinvestment of all distributions and changes in market prices, but excludes brokerage commissions or other fees.

The Lipper Multi-Cap Value Funds Index, published by Lipper Inc., includes the 30 largest funds that are generally similar to the Fund, although some funds in the index may have somewhat different investment policies or objectives.

Recently, the Fund's investment manager recommended to the Fund that it change its comparative index from the S&P MidCap 400 Index to the Russell 3000 Value Index. The investment manager made this recommendation because the new index more closely represents the Fund's holdings. We will include both indices in this transition year. In the future, however, only the Russell 3000 Value Index will be included.

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7p   --   AXP PROGRESSIVE FUND   --   2003 PROSPECTUS

FEES AND EXPENSES

Fund investors pay various expenses. The table below describes the fees and expenses that you may pay if you buy and hold shares of the Fund.

Shareholder Fees (fees paid directly from your investment)

                                                           Class A    Class B     Class C     Class Y
Maximum sales charge (load) imposed on purchases(a)
(as a percentage of offering price)                        5.75%(b)      none        none      none

Maximum deferred sales charge (load) imposed on sales
(as a percentage of offering price at time of purchase)      none         5%         1%(c)     none

Annual Fund operating expenses(g) (expenses that are deducted from Fund assets)

As a percentage of average daily net assets:   Class A  Class B Class C  Class Y
Management fees(d)                              0.66%    0.66%   0.66%    0.66%
Distribution (12b-1) fees(e)                    0.21%    0.96%   0.96%    0.00%
Other expenses(f)                               0.46%    0.49%   0.51%    0.48%
Total                                           1.33%    2.11%   2.13%    1.14%

(a) This charge may be reduced depending on the value of your total investments in American Express mutual funds. See "Sales Charges."

(b) For Class A purchases over $1,000,000 on which no sales charge is assessed, a 1% sales charge applies if you sell your shares less than one year after purchase.

(c) For Class C purchases, a 1% sales charge applies if you sell your shares less than one year after purchase.

(d) Includes the impact of a performance incentive adjustment fee that increased the management fee by 0.02% for the most recent fiscal year.

(e) Reduced due to the Fund being closed to new investors.

(f) Other expenses include an administrative services fee, a shareholder services fee for Class Y, a transfer agency fee and other nonadvisory expenses. Effective May 2003, the Fund's transfer agency fee increased. The percentages above reflect the increase.

(g) AEFC and its affiliates have contractually agreed to waive certain fees and to absorb certain expenses until Sept. 30, 2004. Under this agreement, total expenses will not exceed 1.39% for Class A; 2.16% for Class B; 2.17% for Class C and 1.19% for Class Y.

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Examples

These examples are intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds.

Assume you invest $10,000 and the Fund earns a 5% annual return each year. The operating expenses remain the same each year. You would pay the following expenses if you redeem all of your shares at the end of the time periods indicated:

                                1 year     3 years     5 years    10 years
Class A(a)                       $703        $972       $1,263      $2,089
Class B                          $614        $961       $1,235      $2,247(b)
Class C                          $216        $667       $1,145      $2,467
Class Y                          $116        $363       $  629      $1,391

(a) Includes a 5.75% sales charge.

(b) Based on conversion of Class B shares to Class A shares in the ninth year of ownership.

You would pay the following expenses if you did not redeem your shares:

                                1 year     3 years     5 years     10 years
Class A(a)                       $703        $972       $1,263      $2,089
Class B                          $214        $661       $1,135      $2,247(b)
Class C                          $216        $667       $1,145      $2,467
Class Y                          $116        $363       $  629      $1,391

(a) Includes a 5.75% sales charge.

(b) Based on conversion of Class B shares to Class A shares in the ninth year of ownership.

These examples do not represent actual expenses, past or future. Actual expenses may be higher or lower than those shown.

INVESTMENT MANAGER

AEFC selects, contracts with and compensates the Subadviser to manage the investment of the Fund's assets. AEFC monitors the compliance of the Subadviser with the investment objectives and related policies of the Fund, reviews the performance of the Subadviser, and reports periodically to the Board of Directors.

Mario Gabelli, CFA, is responsible for the day-to-day management of the Fund. Mr. Gabelli has been Chairman, Chief Executive Officer and Chief Investment Officer of Gabelli Asset Management Company and its predecesssor company since its inception in 1977. Mr. Gabelli also serves as Chairman and Chief Executive Officer of Gabelli Asset Management Inc., a New York Stock Exchange-listed company that trades under the stock symbol GBL.

The Fund pays AEFC a fee for managing its assets. AEFC, in turn, pays a portion of this fee to the Subadviser. Under the Investment Management Services Agreement, the fee for the most recent fiscal year was 0.66% of the Fund's average daily net assets, including an adjustment under the terms of a performance incentive arrangement. The maximum monthly adjustment (increase or decrease) will be 0.12% of the Fund's average net assets on an annual basis. Under the agreement, the Fund also pays taxes, brokerage commissions, and nonadvisory expenses. AEFC or an affiliate may make payments from its own resources, which include

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9p   --   AXP PROGRESSIVE FUND   --   2003 PROSPECTUS
profits from management fees paid by the Fund, to compensate broker-dealers or other persons for providing distribution assistance. AEFC, located at 200 AXP Financial Center, Minneapolis, Minnesota 55474, is a wholly-owned subsidiary of American Express Company, a financial services company with headquarters at American Express Tower, World Financial Center, New York, New York 10285.

GAMCO Investors, Inc., which does business under the name Gabelli Asset Management Company, is located at One Corporate Center, Rye, New York. The Subadviser, subject to the supervision and approval of AEFC, provides investment advisory assistance and day-to-day management of the Fund's portfolio, as well as investment research and statistical information, under a Subadvisory Agreement with AEFC.

The Fund operates under an order from the Securities and Exchange Commission that permits AEFC, subject to the approval of the Board of Directors, to appoint a subadviser or change the terms of a subadvisory agreement for the Fund without first obtaining shareholder approval. The order permits the Fund to add or change unaffiliated subadvisers or the fees paid to subadvisers from time to time without the expense and delays associated with obtaining shareholder approval of the change.

OTHER SECURITIES AND INVESTMENT STRATEGIES

The Fund may invest in other securities and may employ other investment strategies that are not principal investment strategies. The Fund's policies permit investment in other instruments, such as money market securities, investment grade debt securities, and foreign securities. Additionally, the Fund may use derivative instruments such as futures, options, and forward contracts to produce incremental earnings, to hedge existing positions, and to increase flexibility. Even though the Fund's policies permit the use of derivatives in this manner, the portfolio manager is not required to use derivatives.

For more information on strategies and holdings, see the Fund's Statement of Additional Information (SAI) and its annual and semiannual reports.

Buying and Selling Shares

The public offering price for Class A shares of the Fund is the net asset value
(NAV) plus a sales charge, and for Class B, C, and Y shares, the NAV. In addition to buying and selling shares through the Fund's distributor, American Express Financial Advisors Inc., you may buy or sell shares through third parties, including 401(k) plans, banks, brokers, and investment advisers. Where authorized by the Fund, orders in good form are priced using the NAV next determined after your order is placed with the third party. If you buy or redeem shares through a third party, consult that firm to determine whether your order will be priced at the time it is placed with the third party or at the time it is placed with the Fund. The third party may charge a fee for its services.

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10p   --   AXP PROGRESSIVE FUND   --   2003 PROSPECTUS

VALUING FUND SHARES

The NAV is the value of a single share of the Fund. The NAV is determined by dividing the value of the Fund's assets, minus any liabilities, by the number of shares outstanding. AEFC calculates the NAV as of the close of business on the New York Stock Exchange (NYSE), normally 4:00 p.m. Eastern time, on each day that the NYSE is open.

The Fund's securities are valued primarily on the basis of market quotations. However, securities will be valued at fair value if reliable quotations are not readily available. Securities also will be valued at fair value if their value has been materially affected by events after the close of the primary exchanges or markets on which they trade and before the NAV is calculated. This occurs most commonly with foreign securities, but may occur in other cases. The fair value of a security is likely to be different from the quoted or published price. Fair value procedures are approved by the Fund's Board of Directors. Certain short-term securities are valued at amortized cost. Foreign investments are valued in U.S. dollars.

INVESTMENT OPTIONS

1. Class A shares are sold to the public with a sales charge at the time of purchase and an annual distribution (12b-1) fee up to 0.25%.*

2. Class B shares are sold to the public with a contingent deferred sales charge (CDSC) and an annual distribution fee up to 1.00%.*

3. Class C shares are sold to the public without a sales charge at the time of purchase and with an annual distribution fee up to 1.00% (may be subject to a CDSC).*

4. Class Y shares are sold to qualifying institutional investors without a sales charge or distribution fee. Please see the SAI for information on eligibility to purchase Class Y shares.

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Investment options summary

The Fund offers different classes of shares. There are differences among the fees and expenses for each class. Not everyone is eligible to buy every class. After determining which classes you are eligible to buy, decide which class best suits your needs. Your financial advisor can help you with this decision.

The following table shows the key features of each class:
                Class A            Class B        Class C         Class Y
--------------- ------------------ -------------- --------------- --------------
Availability    Available to       Available to   Available to    Limited to
                all investors.     all            all investors.  qualifying
                                   investors.                     institutional
                                                                  investors.
--------------- ------------------ -------------- --------------- --------------
Initial Sales   Yes. Payable       No. Entire     No. Entire      No. Entire
Charge          at time of         purchase       purchase        purchase price
                purchase.          price is       price is        is invested in
                Lower sales        invested in    invested in     shares of the
                charge for         shares of      shares of the   Fund.
                larger             the Fund.      Fund.
                investments.
--------------- ------------------ -------------- --------------- --------------

Deferred Sales  On purchases       Maximum 5%     1% CDSC         None.
Charge          over $1,000,000,   CDSC during    applies if
                1% CDSC            the first      you sell your
                applies if you     year           shares less
                sell your          decreasing     than one year
                shares less        to 0% after    after
                than one year      six years.     purchase.
                after purchase.

--------------- ------------------ -------------- --------------- --------------
Distribution    Yes.* 0.25%        Yes.* 1.00%    Yes.* 1.00%     Yes. 0.10%
and/or
Shareholder
Service Fee
--------------- ------------------ -------------- --------------- --------------
Conversion to   N/A                Yes,           No.             No.
Class A                            automatically
                                   in ninth
                                   calendar
                                   year of
                                   ownership.
--------------- ------------------ -------------- --------------- --------------

* The Fund has adopted a plan under Rule 12b-1 of the Investment Company Act of 1940 that allows it to pay distribution and servicing-related expenses for the sale of Class A, Class B and Class C shares. Because these fees are paid out of the Fund's assets on an on-going basis, the fees may cost long-term shareholders more than paying other types of sales charges imposed by some mutual funds. Due to the Fund being closed to new investors, the fee has been reduced to 0.21% for Class A, 0.96% for Class B and 0.96% for Class C.

Should you purchase Class A, Class B or Class C shares?

If your investments in American Express mutual funds total $250,000 or more, Class A shares may be the better option because the sales charge is reduced for larger purchases. If you qualify for a waiver of the sales charge, Class A shares will be the best option.

If you invest less than $250,000, consider how long you plan to hold your shares. Class B shares have a higher annual distribution fee than Class A shares and a CDSC for six years. Class B shares convert to Class A shares in the ninth calendar year of ownership. Class B shares purchased through reinvested dividends and distributions also will convert to Class A shares in the same proportion as the other Class B shares.

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Class C shares also have a higher annual distribution fee than Class A shares. Class C shares have no sales charge if you hold the shares for one year or longer. Unlike Class B shares, Class C shares do not convert to Class A. As a result, you will pay a 1% distribution fee for as long as you hold Class C shares. If you choose a deferred sales charge option (Class B or Class C), generally you should consider Class B shares if you intend to hold your shares for more than six years. Consider Class C shares if you intend to hold your shares less than six years. To help you determine what investment is best for you, consult your financial advisor.

PURCHASING SHARES

The Fund is closed to new investors. Existing shareholders may continue to own shares and make investments.

To purchase shares through entities other than American Express Financial Advisors Inc. (the Distributor), please consult your selling agent. The following section explains how you can purchase shares from the Distributor.

If you do not have an existing American Express mutual fund account, you will need to establish a brokerage account. Your financial advisor will help you fill out and submit an application. Once your account is set up, you can choose among several convenient ways to invest.

When you purchase, your order will be priced at the next NAV calculated after your order is accepted by the Fund. If your application does not specify which class of shares you are purchasing, we will assume you are investing in Class A shares.

Important: When you open an account, you must provide your correct Taxpayer Identification Number (TIN), which is either your Social Security or Employer Identification number.

If you do not provide and certify the correct TIN, you could be subject to backup withholding of 28% of taxable distributions and proceeds from certain sales and exchanges. You also could be subject to further penalties, such as:

o    a $50 penalty for each failure to supply your correct TIN,

o a civil penalty of $500 if you make a false statement that results in no backup withholding, and

o    criminal penalties for falsifying information.

You also could be subject to backup withholding, if the IRS notifies us to do so, because you failed to report required interest or dividends on your tax return.

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How to determine the correct TIN

For this type of account:                     Use the Social Security or
                                              Employer Identification number of:
--------------------------------------------- ----------------------------------
Individual or joint account                   The individual or one of the
                                              owners listed on the joint account
--------------------------------------------- ----------------------------------
Custodian account of a minor                  The minor
(Uniform Gifts/Transfers to Minors Act)
--------------------------------------------- ----------------------------------
A revocable living trust                      The grantor-trustee (the person
                                              who puts the money into the trust)
--------------------------------------------- ----------------------------------
An irrevocable trust, pension trust or        The legal entity (not the personal
estate                                        representative or trustee, unless
                                              no legal entity is designated in
                                              the account title)
--------------------------------------------- ----------------------------------

Sole proprietorship or single-owner LLC       The owner
--------------------------------------------- ----------------------------------
Partnership or multi-member LLC               The partnership
--------------------------------------------- ----------------------------------
Corporate or LLC electing corporate status    The corporation
on Form 8837

--------------------------------------------- ----------------------------------
Association, club or tax-exempt organization  The organization
--------------------------------------------- ----------------------------------

For details on TIN requirements, contact your financial advisor to obtain a copy of federal Form W-9, "Request for Taxpayer Identification Number and Certification." You also may obtain the form on the Internet at (www.irs.gov).

Methods of purchasing shares

By mail

Once your account has been established, send your check to:

American Express Funds
70200 AXP Financial Center
Minneapolis, MN 55474

Minimum amounts
Initial investment:                 $2,000*
Additional investments:             $500**
Account balances:                   $300
Qualified account balances:         none

*  $1,000 for tax qualified accounts.

** $100 minimum add-on for existing mutual fund accounts outside of a brokerage account (direct at fund accounts).

If your Fund account balance falls below $300, you will be asked to increase it to $300 or establish a scheduled investment plan. If you do not do so within 30 days, your shares can be sold and the proceeds mailed to you.

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By scheduled investment plan

Minimum amounts
Initial investment:                 $2,000*
Additional investments:             $100**
Account balances:                   none (on a scheduled investment plan with
                                    monthly payments)

If your Fund account balance is below $2,000, you must make payments at least monthly.

*  $100 for direct at fund accounts.

** $50 minimum per payment for qualified accounts in a direct at fund account.

By wire or electronic funds transfer

Please contact your financial advisor or selling agent for specific instructions.

Minimum wire purchase amount: $1,000 or new account minimum, as applicable.

By telephone

If you have a brokerage account, you may use the money in your account to make initial and subsequent purchases.

To place your order, call:

(800) 872-4377 for brokerage accounts

(800) 967-4377 for wrap accounts

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TRANSACTIONS THROUGH THIRD PARTIES

You may buy or sell shares through certain 401(k) plans, banks, broker-dealers, financial advisors or other investment professionals. These organizations may charge you a fee for this service and may have different policies. Some policy differences may include different minimum investment amounts, exchange privileges, fund choices and cutoff times for investments. The Fund and the Distributor are not responsible for the failure of one of these organizations to carry out its obligations to its customers. Some organizations may receive compensation from the Distributor or its affiliates for shareholder recordkeeping and similar services. Where authorized by the Fund, some organizations may designate selected agents to accept purchase or sale orders on the Fund's behalf. To buy or sell shares through third parties or to determine if there are policy differences, please consult your selling agent. For other pertinent information related to buying or selling shares, please refer to the appropriate section in the prospectus.

SALES CHARGES

Class A -- initial sales charge alternative

When you purchase Class A shares, you pay a sales charge as shown in the following table:

                                     Sales charge as percentage of:
Total market value     Public offering price*                Net amount invested
Up to $49,999                     5.75%                              6.10%
$50,000-$99,999                   4.75                               4.99
$100,000-$249,999                 3.50                               3.63
$250,000-$499,999                 2.50                               2.56
$500,000-$999,999                 2.00                               2.04
$1,000,000 or more                0.00                               0.00

* Offering price includes the sales charge.

The sales charge on Class A shares may be lower than 5.75%, based on the combined market value of:

o    your current investment in this Fund,

o    your previous investment in this Fund, and

o investments you and your primary household group have made in other American Express mutual funds where you have paid a sales charge. (The primary household group consists of accounts in any ownership for spouses or domestic partners and their unmarried children under 21. For purposes of this policy, domestic partners are individuals who maintain a shared primary residence and have joint property or other insurable interests.) AXP Tax-Free Money Fund and Class A shares of AXP Cash Management Fund do not have sales charges and are excluded from the total. If you or any member of your primary household group elects to split the primary household group into individual household groups (for example, by asking that account statements be sent to separate addresses), assets will no longer be combined for purposes of reducing the sales charge.

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16p   --   AXP PROGRESSIVE FUND   --   2003 PROSPECTUS

Other Class A sales charge policies

o IRA purchases or other employee benefit plan purchases made through a payroll deduction plan or through a plan sponsored by an employer, association of employers, employee organization or other similar group, may be added together to reduce sales charges for all shares purchased through that plan, and

o if you intend to invest more than $50,000 over a period of 13 months, you can reduce the sales charges in Class A by filing a letter of intent. If purchasing shares in a brokerage account or through a third party, you must request the reduced sales charge when you buy shares. For more details, please contact your financial advisor or see the SAI.

Waivers of the sales charge for Class A shares

Sales charges do not apply to:

o current or retired board members, officers or employees of the Fund or AEFC or its subsidiaries, their spouses or domestic partners, children and parents.

o current or retired American Express financial advisors, employees of financial advisors, their spouses or domestic partners, children and parents.

o registered representatives and other employees of brokers, dealers or other financial institutions having a sales agreement with the Distributor, including their spouses, domestic partners, children and parents.

o investors who have a business relationship with a newly associated financial advisor who joined the Distributor from another investment firm provided that (1) the purchase is made within six months of the advisor's appointment date with the Distributor, (2) the purchase is made with proceeds of shares sold that were sponsored by the financial advisor's previous broker-dealer, and (3) the proceeds are the result of a sale of an equal or greater value where a sales load was assessed.

o qualified employee benefit plans offering participants daily access to American Express mutual funds. Eligibility must be determined in advance. For assistance, please contact your financial advisor. Participants in certain qualified plans where the initial sales charge is waived may be subject to a deferred sales charge of up to 4%.

o shareholders who have at least $1 million in American Express mutual funds. If the investment is sold less than one year after purchase, a CDSC of 1% will be charged. During that year, the CDSC will be waived only in the circumstances described for waivers for Class B and Class C shares.

o purchases made within 90 days after a sale of American Express Fund shares (up to the amount sold). Send the Fund a written request along with your payment, indicating the account number, the date and the amount of the sale.

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17p   --   AXP PROGRESSIVE FUND   --   2003 PROSPECTUS

o    purchases made:

     o with dividend or capital gain distributions from this Fund or from the same class of another American Express mutual fund,

     o through or under a wrap fee product or other investment product sponsored by the Distributor or another authorized broker-dealer, investment advisor, bank or investment professional,

     o   within the University of Texas System ORP,

     o within a segregated separate account offered by Nationwide Life Insurance Company or Nationwide Life and Annuity Insurance Company,

     o   within the University of Massachusetts After-Tax Savings Program, or

     o through or under a subsidiary of AEFC offering Personal Trust Services' Asset-Based pricing alternative.

o shareholders whose original purchase was in a Strategist fund merged into an American Express fund in 2000.

Class B and Class C -- contingent deferred sales charge (CDSC) alternative

For Class B, the CDSC is based on the sale amount and the number of calendar years -- including the year of purchase -- between purchase and sale. The following table shows how CDSC percentages on sales decline after a purchase:

If the sale is made during the:        The CDSC percentage rate is:
First year                                          5%
Second year                                         4%
Third year                                          4%
Fourth year                                         3%
Fifth year                                          2%
Sixth year                                          1%
Seventh year                                        0%

For Class C, a 1% CDSC is charged if you sell your shares less than one year after purchase.

For both Class B and Class C, if the amount you are selling causes the value of your investment to fall below the cost of the shares you have purchased, the CDSC is based on the lower of the cost of those shares purchased or market value. Because the CDSC is imposed only on sales that reduce your total purchase payments, you never have to pay a CDSC on any amount that represents appreciation in the value of your shares, income earned by your shares, or capital gains.

In addition, the CDSC on your sale, if any, will be based on your oldest purchase payment. The CDSC on the next amount sold will be based on the next oldest purchase payment.

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Example

Assume you had invested $10,000 in Class B shares and that your investment had appreciated in value to $12,000 after 3 1/2 years, including reinvested dividends and capital gain distributions. You could sell up to $2,000 worth of shares without paying a CDSC ($12,000 current value less $10,000 purchase amount). If you sold $2,500 worth of shares, the CDSC would apply to the $500 representing part of your original purchase price. The CDSC rate would be 3% because the sale was made during the fourth year after the purchase.

Waivers of the sales charge for Class B and Class C shares

The CDSC will be waived on sales of shares:

o    in the event of the shareholder's death,

o    held in trust for an employee benefit plan, or

o held in IRAs or certain qualified plans if American Express Trust Company is the custodian, such as Keogh plans, tax-sheltered custodial accounts or corporate pension plans, provided that the shareholder is:

     o    at least 59 1/2 years old AND

     o taking a retirement distribution (if the sale is part of a transfer to an IRA or qualified plan, or a custodian-to-custodian transfer, the CDSC will not be waived) OR

     o    selling  under  an  approved   substantially  equal  periodic  payment
          arrangement.

EXCHANGING/SELLING SHARES

Exchanges

You may exchange your Fund shares at no charge for shares of the same class of any other publicly offered American Express mutual fund. Exchanges into AXP Tax-Free Money Fund may only be made from Class A shares. For complete information on the other fund, including fees and expenses, read that fund's prospectus carefully. Your exchange will be priced at the next NAV calculated after we receive your transaction request in good order.

The Fund does not permit market-timing. Do not invest in the Fund if you are a market timer.

Excessive trading (market-timing) or other abusive short-term trading practices may disrupt portfolio management strategies, harm performance and increase fund expenses.

To prevent abuse or adverse effects on the Fund and its shareholders, the Distributor and the Fund reserve the right to reject any purchase orders, including exchanges, limit the amount, modify or discontinue the exchange privilege, or charge a fee to any investor we believe has a history of abusive trading or whose trading, in our judgement has been disruptive to the Fund. For example, we may exercise these rights if exchanges are too numerous or too large.

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Other exchange policies:

o    Exchanges must be made into the same class of shares of the new fund.

o If your exchange creates a new account, it must satisfy the minimum investment amount for new purchases.

o    Once we receive your exchange request, you cannot cancel it.

o Shares of the new fund may not be used on the same day for another exchange.

o If your shares are pledged as collateral, the exchange will be delayed until written approval is received from the secured party.

Selling Shares

You may sell your shares at any time. The payment will be mailed within seven days after your request is received in good order.

When you sell shares, the amount you receive may be more or less than the amount you invested. Your sale price will be the next NAV calculated after your request is received in good order by the Fund, minus any applicable CDSC.

You can change your mind after requesting a sale and use all or part of the proceeds to purchase new shares in the same account from which you sold. If you reinvest in Class A, you will purchase the new shares at NAV rather than the offering price on the date of a new purchase. If you reinvest in Class B or Class C, any CDSC you paid on the amount you are reinvesting also will be reinvested. To take advantage of this option, send a written request within 90 days of the date your sale request was received and include your account number. This privilege may be limited or withdrawn at any time and use of this option may have tax consequences.

The Fund reserves the right to redeem in kind.

For more details and a description of other sales policies, please see the SAI.

To sell or exchange shares held with entities other than the Distributor, please consult your selling agent. The following section explains how you can exchange or sell shares held with the Distributor.

If you decide to sell your shares within 30 days of a telephoned-in address change, a written request is required.

Important: If you request a sale of shares you recently purchased by a check or money order that is not guaranteed, the Fund will wait for your check to clear. It may take up to 10 days from the date of purchase before payment is made. Payment may be made earlier if your bank provides evidence satisfactory to the Fund and the Distributor that your check has cleared.

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Ways to request an exchange or sale of shares

By regular or express mail

American Express Funds
70100 AXP Financial Center
Minneapolis, MN 55474

Include in your letter:

o    your account number

o    the name of the fund(s)

o    the class of shares to be exchanged or sold

o    your Social Security number or Employer Identification number

o    the dollar amount or number of shares you want to exchange or sell

o    specific instructions regarding delivery or exchange destination

o signature(s) of registered account owner(s) (All signatures may be required. Contact your financial advisor for more information.)

o    delivery instructions, if applicable

o    any paper certificates of shares you hold

Payment will be mailed to the address of record and made payable to the names listed on the account, unless your request specifies differently and is signed by all owners.

The express mail delivery charges you pay will vary depending on domestic or international delivery instructions.

By telephone

(800) 872-4377 for brokerage accounts

(800) 437-3133 for direct at fund accounts

(800) 967-4377 for wrap accounts

o The Fund and the Distributor will use reasonable procedures to confirm authenticity of telephone exchange or sale requests.

o Telephone exchange and sale privileges automatically apply to all accounts except custodial, corporate or qualified retirement accounts. You may request that these privileges NOT apply by writing the Distributor. Each registered owner must sign the request.

o Acting on your instructions, your financial advisor may conduct telephone transactions on your behalf.

o    Telephone privileges may be modified or discontinued at any time.

Minimum sale amount:       $100

Maximum sale amount:       $100,000

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By wire

You can wire money from your account to your bank account. Contact your financial advisor or the Distributor at the above numbers for additional information.

o    Minimum amount: $1,000

o    Pre-authorization is required.

o    A service fee may be charged against your account for each wire sent.

By scheduled payout plan

o    Minimum payment: $100*.

o Contact your financial advisor or the Distributor to set up regular payments.

o Purchasing new shares while under a payout plan may be disadvantageous because of the sales charges.

* Minimum is $50 in a direct at fund account.

Electronic transactions

The ability to initiate transactions via the internet may be unavailable or delayed at certain times (for example, during periods of unusual market activity). The Fund and the Distributor are not responsible for any losses associated with unexecuted transactions. In addition, the Fund and the Distributor are not responsible for any losses resulting from unauthorized transactions if reasonable security measures are followed to validate the investor's identity. The Fund may modify or discontinue electronic privileges at any time.

Distributions and Taxes

As a shareholder you are entitled to your share of the Fund's net income and net gains. The Fund distributes dividends and capital gains to qualify as a regulated investment company and to avoid paying corporate income and excise taxes.

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DIVIDENDS AND CAPITAL GAIN DISTRIBUTIONS

The Fund's net investment income is distributed to you as dividends. Dividends may be composed of qualifying dividend income, which is eligible for preferential tax rates under current tax law, as well as other ordinary dividend income, which may include non-qualifying dividends, interest income and short-term capital gains. Capital gains are realized when a security is sold for a higher price than was paid for it. Each realized capital gain or loss is long-term or short-term depending on the length of time the Fund held the security. Realized capital gains and losses offset each other. The Fund offsets any net realized capital gains by any available capital loss carryovers. Net short-term capital gains are included in net investment income. Net realized long-term capital gains, if any, are distributed by the end of the calendar year as capital gain distributions.

REINVESTMENTS

Dividends and capital gain distributions are automatically reinvested in additional shares in the same class of the Fund, unless:

o    you request distributions in cash, or

o you direct the Fund to invest your distributions in the same class of any publicly offered American Express mutual fund for which you have previously opened an account.

We reinvest the distributions for you at the next calculated NAV after the distribution is paid.

If you choose cash distributions, you will receive cash only for distributions declared after your request has been processed.

TAXES

Distributions are subject to federal income tax and may be subject to state and local taxes in the year they are declared. You must report distributions on your tax returns, even if they are reinvested in additional shares.

If you buy shares shortly before the record date of a distribution, you may pay taxes on money earned by the Fund before you were a shareholder. You will pay the full pre-distribution price for the shares, then receive a portion of your investment back as a distribution, which may be taxable.

For tax purposes, an exchange is considered a sale and purchase, and may result in a gain or loss. A sale is a taxable transaction. If you sell shares for less than their cost, the difference is a capital loss. If you sell shares for more than their cost, the difference is a capital gain. Your gain may be short term (for shares held for one year or less) or long term (for shares held for more than one year).

If you buy Class A shares and within 91 days exchange into another fund, you may not include the sales charge in your calculation of tax gain or loss on the sale of the first fund you purchased. The sales charge may be included in the calculation of your tax gain or loss on a subsequent sale of the second fund you purchased.

Selling shares held in an IRA or qualified retirement account may subject you to federal taxes, penalties and reporting requirements. Please consult your tax advisor.

Important: This information is a brief and selective summary of some of the tax rules that apply to this Fund. Because tax matters are highly individual and complex, you should consult a qualified tax advisor.

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Financial Highlights

The financial highlights tables are intended to help you understand the Fund's financial performance. Certain information reflects financial results for a single Fund share. The total returns in the tables represent the rate that an investor would have earned or lost on an investment in the Fund (assuming reinvestment of all dividends and distributions). This information has been audited by KPMG LLP, whose report, along with the Fund's financial statements, is included in the annual report which, if not included with this prospectus, is available upon request.

Class A
Per share income and capital changes(a)
Fiscal period ended Sept. 30,                                                2003       2002       2001     2000      1999
Net asset value, beginning of period                                        $4.65      $5.01     $ 8.44    $7.21    $ 7.93
Income from investment operations:
Net investment income (loss)                                                  .03        .01         --      .04       .05
Net gains (losses) (both realized and unrealized)                            1.06       (.37)     (2.48)    1.25       .65
Total from investment operations                                             1.09       (.36)     (2.48)    1.29       .70
Less distributions:
Dividends from net investment income                                           --         --       (.02)    (.06)     (.05)
Distributions from realized gains                                              --         --       (.93)      --     (1.37)
Total distributions                                                            --         --       (.95)    (.06)    (1.42)
Net asset value, end of period                                              $5.74      $4.65     $ 5.01    $8.44    $ 7.21

Ratios/supplemental data
Net assets, end of period (in millions)                                      $118       $111       $153     $277      $394
Ratio of expenses to average daily net assets(c)                            1.18%(e)   1.12%      1.08%    1.06%      .99%
Ratio of net investment income (loss) to average daily net assets            .46%       .10%       .01%     .45%      .65%
Portfolio turnover rate (excluding short-term securities)                      4%       116%        73%     121%       93%
Total return(I)                                                            23.44%     (7.19%)   (31.80%)  18.10%     8.20%

See accompanying notes to financial highlights.

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Class B
Per share income and capital changes(a)
Fiscal period ended Sept. 30,                                               2003        2002       2001     2000      1999
Net asset value, beginning of period                                       $4.48       $4.87     $ 8.26    $7.06    $ 7.80
Income from investment operations:
Net investment income (loss)                                                (.02)       (.04)      (.03)    (.02)     (.01)
Net gains (losses) (both realized and unrealized)                           1.04        (.35)     (2.43)    1.22       .64
Total from investment operations                                            1.02        (.39)     (2.46)    1.20       .63
Less distributions:
Dividends from net investment income                                          --          --         --       --        --
Distributions from realized gains                                             --          --       (.93)      --     (1.37)
Total distributions                                                           --          --       (.93)      --     (1.37)
Net asset value, end of period                                             $5.50       $4.48     $ 4.87    $8.26    $ 7.06

Ratios/supplemental data
Net assets, end of period (in millions)                                      $16         $18        $27      $51       $83
Ratio of expenses to average daily net assets(c)                           1.95%(f)    1.90%      1.86%    1.83%     1.76%
Ratio of net investment income (loss) to average daily net assets          (.30%)      (.68%)     (.79%)   (.31%)    (.12%)
Portfolio turnover rate (excluding short-term securities)                     4%        116%        73%     121%       93%
Total return(I)                                                           22.77%      (8.01%)   (32.31%)  17.00%     7.49%

Class C
Per share income and capital changes(a)
Fiscal period ended Sept. 30,                                               2003        2002       2001    2000(b)
Net asset value, beginning of period                                       $4.46       $4.85     $ 8.26    $7.78
Income from investment operations:
Net investment income (loss)                                                (.04)       (.04)      (.02)    (.06)
Net gains (losses) (both realized and unrealized)                           1.05        (.35)     (2.43)     .54
Total from investment operations                                            1.01        (.39)     (2.45)     .48
Less distributions:
Dividends from net investment income                                          --          --       (.03)      --
Distributions from realized gains                                             --          --       (.93)      --
Total distributions                                                           --          --       (.96)      --
Net asset value, end of period                                             $5.47       $4.46     $ 4.85    $8.26

Ratios/supplemental data
Net assets, end of period (in millions)                                      $--         $--        $--      $--
Ratio of expenses to average daily net assets(c)                           1.96%(g)    1.92%      1.86%    1.83%(d)
Ratio of net investment income (loss) to average daily net assets          (.32%)      (.69%)     (.76%)   (.85%)(d)
Portfolio turnover rate (excluding short-term securities)                     4%        116%        73%     121%
Total return(I)                                                           22.65%      (8.04%)   (32.22%)   6.17%(j)

See accompanying notes to financial highlights.

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25p   --   AXP PROGRESSIVE FUND   --   2003 PROSPECTUS

Class Y
Per share income and capital changes(a)
Fiscal period ended Sept. 30,                                               2003        2002       2001     2000      1999
Net asset value, beginning of period                                       $4.68       $5.04     $ 8.45    $7.22    $ 7.94
Income from investment operations:
Net investment income (loss)                                                 .04         .01        .01      .06       .06
Net gains (losses) (both realized and unrealized)                           1.07        (.37)     (2.49)    1.25       .64
Total from investment operations                                            1.11        (.36)     (2.48)    1.31       .70
Less distributions:
Dividends from net investment income                                          --          --         --     (.08)     (.05)
Distributions from realized gains                                             --          --       (.93)      --     (1.37)
Total distributions                                                           --          --       (.93)    (.08)    (1.42)
Net asset value, end of period                                             $5.79       $4.68     $ 5.04    $8.45    $ 7.22

Ratios/supplemental data
Net assets, end of period (in millions)                                      $--         $--        $--      $--       $10
Ratio of expenses to average daily net assets(c)                           1.00%(h)     .92%       .95%     .85%      .89%
Ratio of net investment income (loss) to average daily net assets           .59%        .28%       .14%     .73%      .75%
Portfolio turnover rate (excluding short-term securities)                     4%        116%        73%     121%       93%
Total return(I)                                                           23.72%      (7.14%)   (31.75%)  18.28%     8.32%

Notes to financial highlights

(a)  For a share outstanding throughout the period. Rounded to the nearest cent.

(b)  Inception date was June 26, 2000.

(c) Expense ratio is based on total expenses of the Fund before reduction of earnings credits on cash balances.

(d)  Adjusted to an annual basis.

(e) AEFC waived/reimbursed the Fund for certain expenses. Had AEFC not done so, the annual ratio of expenses for Class A would have been 1.33% for the year ended Sept. 30, 2003.

(f) AEFC waived/reimbursed the Fund for certain expenses. Had AEFC not done so, the annual ratio of expenses for Class B would have been 2.11% for the year ended Sept. 30, 2003.

(g) AEFC waived/reimbursed the Fund for certain expenses. Had AEFC not done so, the annual ratio of expenses for Class C would have been 2.13% for the year ended Sept. 30, 2003.

(h) AEFC waived/reimbursed the Fund for certain expenses. Had AEFC not done so, the annual ratio of expenses for Class Y would have been 1.14% for the year ended Sept. 30, 2003.

(i)  Total return does not reflect payment of a sales charge.

(j)  Not annualized.

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This Fund, along with the other American Express mutual funds, is distributed by American Express Financial Advisors Inc. and can be purchased from an American Express financial advisor or from other authorized broker-dealers or third parties. The Funds can be found under the "Amer Express" banner in most mutual fund quotations.

Additional information about the Fund and its investments is available in the Fund's Statement of Additional Information (SAI), annual and semiannual reports to shareholders. In the Fund's annual report, you will find a discussion of market conditions and investment strategies that significantly affected the Fund during its last fiscal year. The SAI is incorporated by reference in this prospectus. For a free copy of the SAI, the annual report or the semiannual report, contact your selling agent or American Express Client Service Corporation.

American Express Funds
70100 AXP Financial Center
Minneapolis, MN 55474
(800) 862-7919
TTY: (800) 846-4852
Web site address:

americanexpress.com/funds

You may review and copy information about the Fund, including the SAI, at the Securities and Exchange Commission's (Commission) Public Reference Room in Washington, D.C. (for information about the public reference room call 1-202-942-8090). Reports and other information about the Fund are available on the EDGAR Database on the Commission's Internet site at (http://www.sec.gov). Copies of this information may be obtained, after paying a duplicating fee, by electronic request at the following E-mail address: publicinfo@sec.gov, or by writing to the Public Reference Section of the Commission, Washington, D.C. 20549-0102.

Investment Company Act File #811-1714

Ticker Symbol
Class A: INPRX    Class B:IPRBX
Class C: --       Class Y:--

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(logo)
AMERICAN
   EXPRESS
(R)
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American Express Funds
70100 AXP Financial Center
Minneapolis, MN 55474

                                                             S-6449-99 X (11/03)